Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
Columbia Sportswear France S.A.S.	France

Columbia Sportswear Canada Limited	Ontario, Canada

Columbia Sportswear Company (Dongguan) Limited	China

Columbia Sportswear Company (Hong Kong) Limited	Hong Kong

Columbia Sportswear Company Limited	United Kingdom

Columbia Sportswear Company Windsor Ltd.	Ontario, Canada

Columbia Sportswear Distribution S.A.S.	France

Columbia Sportswear Europe S.A.S.	France

Columbia Sportswear Finance Limited Partnership	Ontario, Canada

Columbia Sportswear Germany GmbH	Germany

Columbia Sportswear Holdings Limited	Ontario, Canada

Columbia Sportswear International AG	Switzerland

Columbia Sportswear International Holdings	Cayman Islands

Columbia Sportswear Italy S.r.l.	Italy

Columbia Sportswear Japan, Inc.	Japan

Columbia Sportswear Company (Korea)	Korea

Columbia Sportswear North America, Inc.	Oregon

Columbia Sportswear USA Corporation	Oregon

GTS, Inc.	Oregon

Mountain Hardwear GmbH	Switzerland

Mountain Hardwear, Inc.	Utah

Sorel Corporation	Delaware

Columbia Information Consulting Company (Shanghai) Limited	China